Exhibit 99.1

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251
(214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. REPORTS SECOND QUARTER
2014 RESULTS

DALLAS, TEXAS, July 29, 2014…EXCO Resources, Inc. (NYSE: XCO) (“EXCO”) today announced second quarter operating and financial results for 2014.

•	Adjusted EBITDA was $105 million for the second quarter 2014, which exceeded the high-end of guidance.

•	Production was 35 Bcfe, or 383 Mmcfe per day, for the second quarter 2014, which exceeded the high-end of guidance.

•	Oil and natural gas operating costs for the second quarter 2014 were below the low-end of guidance, reflecting continued fiscal discipline.

•	Our capital structure was enhanced through the $500 million offering of senior unsecured notes issued in April 2014.

•	Drilled 32 gross (9.9 net) and completed 25 gross (7.9 net) operated horizontal shale wells in the second quarter 2014.

Jeff Benjamin, EXCO’s chairman, commented, "We had a positive quarter and are ahead of the guidance for our key financial and operational measures. Oil is making a significant contribution to the operating results of the organization as it makes up approximately 30% of total revenue for the past six months.  We are excited about the potential for growth through the acquisition program for Eagle Ford shale properties beginning next year. EXCO remains committed to the continued development of our natural gas assets and we believe this will create long-term value for shareholders.
"The recent $500 million senior unsecured notes offering further enhanced our liquidity and added an eight year term to our capital structure.  We are evaluating potential acquisitions and leases of undeveloped acreage that would be complementary to our current portfolio and accretive to the Company. There are several operational initiatives to improve the performance and ultimate recoveries from our current asset base that will be implemented during 2014. The board of directors has authorized an increase to our capital budget of up to $80 million to provide flexibility for the operating team to pursue growth initiatives. Our enhanced liquidity allows us flexibility to make optimal decisions based on current market conditions."
Financial results

GAAP results were net income of $2 million, or $0.01 per diluted share, for the second quarter 2014 compared with a net loss of $5 million, or $0.02 per diluted share, for the first quarter 2014. The increase in net income was primarily due to volatility in commodity prices which resulted in higher unrealized losses on derivative contracts in the prior quarter. This was partially offset by lower revenues in the current quarter due to a decrease in production and realized natural gas prices.

Adjusted EBITDA for the second quarter 2014 was $105 million compared with $112 million for the first quarter 2014. Our adjusted EBITDA exceeded our capital expenditures for each of the periods during 2014. Adjusted EBITDA is a non-GAAP measure and is computed using earnings before interest, taxes, depletion, depreciation and amortization, and is further adjusted for gains from asset sales, unrealized gains or losses from derivative financial instruments, impairments of our oil and natural gas properties, other non-cash income and expenses, and other items impacting comparability.

Adjusted net income, a non-GAAP measure, was $0.03 per diluted share for the second quarter 2014 compared with $0.05 per diluted share for the first quarter 2014. The non-GAAP adjustments include gains from asset sales, unrealized gains or losses from derivative financial instruments, non-cash asset impairments and other items typically not included by securities analysts in published estimates.

Oil, natural gas and natural gas liquids ("NGL") production was 35 Bcfe, or 383 Mmcfe per day, for the second quarter 2014 compared with 37 Bcfe, or 407 Mmcfe per day, in the first quarter 2014. Second quarter 2014 production from the East Texas/North Louisiana region was 257 Mmcfe per day compared with 280 Mmcfe per day in the first quarter 2014. The decrease in production was primarily the result of natural production declines and was partially offset by the additional production from the 12 gross (5.1 net) operated wells turned-to-sales during the second quarter 2014. Second quarter 2014 production from the South Texas region was 596 Mboe, or 6,550 Boe per day, compared with 584 Mboe, or 6,500 Boe per day, in the first quarter 2014. The increase in production was primarily due to our focus on completion activities which resulted in 13 gross (2.9 net) operated wells turned-to-sales during the second quarter 2014. The second quarter 2014 production in the Appalachia region was 62 Mmcfe per day compared with 61 Mmcfe per day in the first quarter 2014. The increase in production was due to lower downtime resulting from freezing issues in the prior quarter. Our proportionate share of production from Compass Production Partners (formerly "EXCO/HGI Partnership") was 25 Mmcfe per day in the second quarter 2014 compared to 24 Mmcfe per day in the first quarter 2014.

Oil, natural gas and NGL revenues for the second quarter 2014 were $183 million compared with $198 million for the first quarter 2014. Our average sales price per Mcfe decreased to $5.25 per Mcfe for the second quarter 2014 from $5.42 per Mcfe for the first quarter 2014. Our average sales price per Mcfe for the second quarter 2014 was positively impacted by a higher percentage of oil revenues and offset by lower market prices for natural gas compared to the first quarter 2014. When the impacts of cash settlements from derivatives are considered, oil, natural gas and NGL revenues were $168 million, or $4.83 per Mcfe for the second quarter 2014, compared with $179 million, or $4.88 per Mcfe for the first quarter 2014.

Our direct operating costs were $16 million, or $0.45 per Mcfe, for the second quarter 2014 compared with $19 million, or $0.51 per Mcfe, for the first quarter 2014. The lower direct operating costs were primarily due to the cost reduction initiatives in the Eagle Ford shale including decreased salt water disposal costs, shorter flowback periods and reduced reliance on third-party contractors. Additionally, we had a reduction in force of field personnel in Appalachia which decreased our operating costs in the region.

Our general and administrative costs were $20 million for the second quarter 2014 compared with $17 million for the first quarter 2014. The increase was primarily due to $2 million of severance costs associated with a reduction in force as a result of our continued focus on fiscal discipline and managing our general and administrative costs and lease termination fees of $1 million for certain unused office space.

Cash flows from operations before changes in working capital and other operating items impacting comparability, a non-GAAP measure, were $84 million for the second quarter 2014 compared with $94 million for the first quarter 2014. During the second quarter 2014, we primarily used our cash flows from operations to fund our drilling and development program.

Recent developments

2022 Notes
On April 16, 2014, we completed a public offering of $500 million in aggregate principal amount of senior notes due April 15, 2022 ("2022 Notes"). We received net proceeds of $490 million after offering fees and expenses. These notes bear interest at a rate of 8.5% per year, payable on April 15 and October 15 of each year, with payments commencing on October 15, 2014. We used the net proceeds to reduce indebtedness under the EXCO Resources Credit Agreement including the $298 million outstanding principal balance on the term loan and the remaining proceeds were used to reduce a portion of the indebtedness outstanding under the revolving commitment. As a result of this transaction, our unused availability under the EXCO Resources Credit Agreement was $686 million as of June 30, 2014. The improvement in our liquidity as a result of this offering enhances our financial flexibility and positions us for future growth.

Operations activity and outlook

We spent $78 million on development activities, drilling 32 gross (9.9 net) operated wells and completing 25 gross (7.9 net) operated wells in the second quarter 2014. Our development program during 2014 is focused on our properties in the Haynesville and Eagle Ford shales. In June 2014, our board of directors approved an increase to our capital budget of up to $80 million for the remainder of the year. This allows us the flexibility to modify our drilling program in the Haynesville and Eagle Ford shales if opportunities arise to maximize our returns or further evaluate other formations. We continue to evaluate industry trends, commodity prices, and internal operational and financial analyses to assess potential modifications to our drilling program. We remain focused on efficiently managing our capital expenditures as part of our development program. We will incorporate any additional development into our hedging strategy and may enter into additional derivative contracts to protect our return on investment. The additional development as a result of our ability to increase our capital expenditures will not result in significant production volumes until 2015 based on the timing of wells turned-to-sales. Our actual capital expenditures during the first and second quarter 2014 are presented in the following table.

(in thousands)	First Quarter 2014	Second Quarter 2014	Year-to-date 2014
Capital expenditures (1):
Development capital expenditures	$80,198	$78,245	$158,443
Field operations, gathering and water pipelines	8,518	9,447	17,965
Lease purchases	1,996	1,215	3,211
Seismic	8	150	158
Corporate and other	9,317	10,069	19,386
Total	$100,037	$99,126	$199,163

(1)	Excludes capital expenditures related to Compass Production Partners, LP, which funded its capital expenditures through internally generated cash flows and its credit agreement.

East Texas / North Louisiana
In the Haynesville shale during the second quarter 2014, we operated three drilling rigs focused on manufacturing in our core area in DeSoto Parish, Louisiana and two drilling rigs focused on appraisal, testing and delineation in the Shelby area of East Texas. In DeSoto Parish, we drilled 7 gross (3.9 net) operated wells during the quarter and completed 10 gross (4.1 net) wells during the quarter. The average initial production rate from these wells was 12.9 Mmcf per day with an average 7,219 psi flowing casing pressure on an average 19/64ths choke. Our development program during the second half of 2014 will focus on sections which have a high working interest and were acquired in 2013. During the second quarter 2014, we drilled 3 gross (1.5 net) operated wells as part of our first cross-unit development in DeSoto Parish that includes drilling 5,000 to 8,000 foot laterals into a section bisected by a fault. The laterals on the cross-unit development are longer than our typical laterals of approximately 4,200 feet for Haynesville shale wells in DeSoto Parish.
In the Shelby area, we drilled 4 gross (1.9 net) operated wells during the quarter and completed 2 gross (1.0 net) wells during the quarter. We are currently in the process of completing our 2014 drilling program in this region which includes 8 gross (3.8 net) wells consisting of longer laterals, a modified completion design and a more restricted flowback procedure. The restricted flowback will limit the initial production of the wells; however, we anticipate it will increase the estimated ultimate recoveries. We have been encouraged by the results of the two wells completed in this area during the quarter. The restricted initial production rates for these wells averaged 9.9 Mmcf per day on a maximum 17/64ths choke with an average 8,335 psi flowing casing pressure. The more conservative flowback along with the other design changes are yielding strong well performance as evidenced by a minimal reduction in flowing pressures over time.
We are planning to drill a test well in the Bossier shale in DeSoto Parish during the fourth quarter 2014 to further assess the potential of the formation. The Bossier shale lies just above certain portions of the Haynesville shale and contains rich deposits of natural gas. We will utilize our technical expertise and recently enhanced completion methods that have proven to be successful in our Haynesville shale development. We will evaluate the results of the test and this could result in a significant number of additional drilling locations if we are able to establish attractive economics to drill in the formation.
We have initiated a compression program in the Haynesville shale to enhance our base production. We are currently studying additional interim lateral compression options and full field compression options in this region. In addition, we recently completed our first refrac stimulation test in DeSoto Parish. This test consisted of a second fracture stimulation treatment in an existing well to re-stimulate the shale reservoir near the wellbore. The refrac stimulation resulted in an increase in production for this well of 1.2 Mmcf per day on a more restricted choke. We expect to perform a similar treatment on other wells in the region and have plans for a second refrac stimulation during the third quarter 2014.

South Texas
In the Eagle Ford shale, our drilling activities ranged from three to five drilling rigs during the second quarter 2014 focused in our core area in Zavala County, Texas. We drilled 21 gross (4.1 net) operated wells and completed 13 gross (2.9 net) wells in the Eagle Ford shale during the quarter. Our 2014 drilling program consists of manufacturing and testing in the core area and appraisal drilling in the adjacent farmout areas. In July 2014, we reduced our rig count to two operated drilling rigs as a result of our ability to achieve shorter drilling times which will allow us to focus on completing our inventory of wells that are waiting-on-completion. The high demand for personnel and materials utilized in completion activities and the installation of centralized facilities for properties in the Eagle Ford shale has caused delays and resulted in an inventory of wells that have been drilled and are waiting-on-completion. We plan to focus on completing our inventory of wells prior to increasing our rig count to three operated drilling rigs towards the end of the third quarter 2014.
We have realized significant improvements to our drilling performance since we acquired the Eagle Ford assets in 2013. We continue to achieve improved drilling times per well and are currently averaging 13 days from spud to rig release and recently drilled a well in 10.9 days with a total measured depth of 14,500 feet. During the second quarter 2014, our shut-in volumes ranged from 600 to 1,400 net Bbls of oil per day due to offset drilling, completion and maintenance activities. This is a reduction from the shut-in volumes during the first quarter 2014 which ranged from 1,650 to 2,500 net Bbl of oil per day as we are working to optimize our drilling and completion schedules. We are implementing initiatives to optimize and increase the efficiency of our production including the installation of artificial lift.
We are implementing a number of technological initiatives in the area. We recently acquired 3-D seismic data over a large portion of our acreage to help assess the subsurface potential of the assets and recently completed a microseismic survey that monitored a multi-well completion. We are currently preparing to test the Buda formation on a portion of our acreage later this year.

Appalachia
In the Appalachia region, we remain focused on base production efficiency from our Marcellus shale and conventional assets. Our production has remained relatively flat during the first and second quarters of 2014 as a result of increased automation and surveillance equipment to reduce downtime as well as artificial lift installations. We have also recently restructured our field organization to better align the operations personnel with the asset base and reduce our operating costs.
Our plans include limited appraisal drilling in late 2014 targeting the Marcellus shale in Northwest Pennsylvania near recent successful well results. A significant portion of our acreage in the Marcellus shale is held-by-production, which allows us to control the timing of the development in this region.

Financial Data

Our consolidated balance sheets as of June 30, 2014 and December 31, 2013, consolidated statements of operations for the three months ended June 30, 2014, March 31, 2014, and June 30, 2013 and six months ended June 30, 2014 and 2013 and consolidated statements of cash flows for the six months ended June 30, 2014 and 2013, are included on the following pages. We have also included reconciliations of non-GAAP financial measures referred to in this press release.

EXCO will host a conference call on Wednesday, July 30, 2014 at 9:00 a.m. (Central time) to discuss the contents of this release and respond to questions. Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID#24918634. The conference call will also be webcast on EXCO’s website at www.excoresources.com under the Investor Relations tab. Presentation materials related to this release will be posted on EXCO’s website prior to the conference call. A digital recording will be available starting two hours after the completion of the conference call until August 14, 2014. Please call (800) 585-8367 and enter conference ID#24918634 to hear the recording. A digital recording of the conference call will also be available on EXCO’s website.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Director of Finance and Investor Relations and Treasurer at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. We caution users of the financial statements not to place undue reliance on a forward-looking statement. When considering our forward-looking statements, keep in mind the cautionary statements and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission ("SEC") on February 26, 2014, and our other periodic filings with the SEC.
Our revenues, operating results and financial condition substantially depend on prevailing prices for oil and natural gas and the availability of capital from our credit agreement. Declines in oil or natural gas prices may have a material adverse effect on our financial condition, liquidity, results of operations, the amount of oil or natural gas that we can produce economically and the ability to fund our operations. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

EXCO Resources, Inc.
Consolidated Balance Sheets

(in thousands)	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,878	$50,483
Restricted cash	15,221	20,570
Accounts receivable, net:
Oil and natural gas	127,193	128,352
Joint interest	49,913	70,759
Other	6,011	18,022
Derivative financial instruments	2,330	8,226
Inventory and other	12,047	9,442
Total current assets	258,593	305,854
Equity investments	56,514	57,562
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties and development costs not being amortized	369,000	425,307
Proved developed and undeveloped oil and natural gas properties	3,736,988	3,554,210
Accumulated depletion	(2,316,974)	(2,183,464)
Oil and natural gas properties, net	1,789,014	1,796,053
Gathering assets	36,699	33,473
Accumulated depreciation and amortization	(11,184)	(10,338)
Gathering assets, net	25,515	23,135
Office, field and other equipment, net	25,873	27,204
Deferred financing costs, net	35,011	28,807
Derivative financial instruments	2,773	6,829
Goodwill	163,155	163,155
Other assets	30	29
Total assets	$2,356,478	$2,408,628

EXCO Resources, Inc.
Consolidated Balance Sheets

(in thousands, except per share and share data)	June 30, 2014	December 31, 2013
	(Unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$106,787	$109,217
Revenues and royalties payable	184,025	154,862
Drilling advances	51,589	22,971
Accrued interest payable	26,284	18,144
Current portion of asset retirement obligations	191	191
Income taxes payable	—	—
Derivative financial instruments	29,451	11,919
Current maturities of long-term debt	—	31,866
Total current liabilities	398,327	349,170
Long-term debt	1,511,647	1,858,912
Deferred income taxes	—	—
Derivative financial instruments	5,454	9,671
Asset retirement obligations and other long-term liabilities	44,468	42,970
Commitments and contingencies	—	—
Shareholders’ equity:
Common stock, $0.001 par value; 350,000,000 authorized shares; 273,277,566 shares issued and 272,738,345 shares outstanding at June 30, 2014; 218,783,540 shares issued and 218,244,319 shares outstanding at December 31, 2013	270	215
Subscription rights, $0.001 par value; none issued and outstanding at June 30, 2014; 54,574,734 issued and outstanding at December 31, 2013	—	55
Additional paid-in capital	3,497,849	3,219,748
Accumulated deficit	(3,094,058)	(3,064,634)
Treasury stock, at cost; 539,221 shares at June 30, 2014 and December 31, 2013	(7,479)	(7,479)
Total shareholders’ equity	396,582	147,905
Total liabilities and shareholders’ equity	$2,356,478	$2,408,628

EXCO Resources, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Six Months Ended
(in thousands, except per share data)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues:
Total revenues	$182,966	$198,472	$150,332	$381,438	$288,555
Costs and expenses:
Oil and natural gas operating costs	15,827	18,787	11,902	34,614	25,519
Production and ad valorem taxes	7,364	7,609	3,981	14,973	9,229
Gathering and transportation	26,038	24,613	23,408	50,651	47,884
Depletion, depreciation and amortization	67,253	69,275	47,388	136,528	88,696
Impairment of oil and natural gas properties	—	—	—	—	10,707
Accretion of discount on asset retirement obligations	695	681	556	1,376	1,246
General and administrative	19,504	17,338	26,574	36,842	44,558
(Gain) loss on divestitures and other operating items	2,973	2,746	2,640	5,719	(182,242)
Total costs and expenses	139,654	141,049	116,449	280,703	45,597
Operating income	43,312	57,423	33,883	100,735	242,958
Other income (expense):
Interest expense, net	(25,968)	(20,164)	(15,105)	(46,132)	(35,297)
Gain (loss) on derivative financial instruments	(14,718)	(43,022)	55,246	(57,740)	11,732
Other income	77	46	158	123	246
Equity income (loss)	(410)	1,111	11,416	701	24,079
Total other income (expense)	(41,019)	(62,029)	51,715	(103,048)	760
Income (loss) before income taxes	2,293	(4,606)	85,598	(2,313)	243,718
Income tax expense	—	—	—	—	—
Net income (loss)	$2,293	$(4,606)	$85,598	$(2,313)	$243,718
Earnings (loss) per common share:
Basic:
Net income (loss)	$0.01	$(0.02)	$0.40	$(0.01)	$1.13
Weighted average common shares outstanding	270,492	260,716	214,788	265,631	214,786
Diluted:
Net income (loss)	$0.01	$(0.02)	$0.40	$(0.01)	$1.13
Weighted average common shares and common share equivalents outstanding	271,226	260,716	216,023	265,631	215,347

EXCO Resources, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2014	2013
Operating Activities:
Net income (loss)	$(2,313)	$243,718
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	136,528	88,696
Share-based compensation expense	3,252	6,323
Accretion of discount on asset retirement obligations	1,376	1,246
Impairment of oil and natural gas properties	—	10,707
Income from equity method investments	(701)	(24,079)
(Gain) loss on derivative financial instruments	57,740	(11,732)
Cash settlements (payments) of derivative financial instruments	(34,469)	17,511
Amortization of deferred financing costs and discount on debt issuance	7,697	6,597
Gain on divestitures and other non-operating items	—	(186,350)
Effect of changes in:
Accounts receivable	30,796	17,728
Other current assets	(577)	(1,786)
Accounts payable and other current liabilities	68,793	2,653
Net cash provided by operating activities	268,122	171,232
Investing Activities:
Additions to oil and natural gas properties, gathering assets and equipment	(197,341)	(132,363)
Property acquisitions	(426)	(33,390)
Proceeds from disposition of property and equipment	76,266	613,090
Restricted cash	5,349	27,543
Net changes in advances to joint ventures	(10,540)	8,276
Equity method investments	1,749	(104)
Net cash provided by (used in) investing activities	(124,943)	483,052
Financing Activities:
Borrowings under credit agreements	—	46,757
Repayments under credit agreements	(882,424)	(644,541)
Proceeds received from 2022 Notes	500,000	—
Proceeds from issuance of common stock, net	271,772	42
Payment of common stock dividends	(27,066)	(21,479)
Deferred financing costs and other	(10,066)	(265)
Net cash used in financing activities	(147,784)	(619,486)
Net increase (decrease) in cash	(4,605)	34,798
Cash at beginning of period	50,483	45,644
Cash at end of period	$45,878	$80,442
Supplemental Cash Flow Information:
Cash interest payments	$39,576	$37,059
Income tax payments	—	—
Supplemental non-cash investing and financing activities:
Capitalized share-based compensation	$2,955	$3,055
Capitalized interest	10,255	9,817
Issuance of common stock for director services	129	38
Accrued restricted stock dividends	45	201
Debt assumed upon formation of Compass, net	—	58,613

EXCO Resources, Inc.
Consolidated EBITDA
And Adjusted EBITDA Reconciliations and Statement of Cash Flow Data
(Unaudited)

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income (loss)	$2,293	$(4,606)	$85,598	$(2,313)	$243,718
Interest expense	25,968	20,164	15,105	46,132	35,297
Income tax expense	—	—	—	—	—
Depletion, depreciation and amortization	67,253	69,275	47,388	136,528	88,696
EBITDA(1)	$95,514	$84,833	$148,091	$180,347	$367,711
Accretion of discount on asset retirement obligations	695	681	556	1,376	1,246
Impairment of oil and natural gas properties	—	—	—	—	10,707
(Gain) loss on divestitures and other items impacting comparability	6,775	2,600	3,041	9,375	(181,345)
Equity (income) loss	410	(1,111)	(11,416)	(701)	(24,079)
Net (gains) losses on derivative financial instruments	14,718	43,022	(55,246)	57,740	(11,732)
Cash settlements (payments) on derivative financial instruments	(14,659)	(19,810)	794	(34,469)	17,511
Share based compensation expense	1,745	1,507	4,588	3,252	6,323
Adjusted EBITDA (1)	$105,198	$111,722	$90,408	$216,920	$186,342
Interest expense	(25,968)	(20,164)	(15,105)	(46,132)	(35,297)
Income tax expense	—	—	—	—	—
Amortization of deferred financing costs and discount	5,253	2,444	1,484	7,697	6,597
Other operating items impacting comparability	(6,775)	(2,600)	(2,353)	(9,375)	(5,005)
Changes in working capital	(9,920)	108,932	53,585	99,012	18,595
Net cash provided by operating activities	$67,788	$200,334	$128,019	$268,122	$171,232

EXCO Resources, Inc.
Consolidated EBITDA
And Adjusted EBITDA Reconciliations and Statement of Cash Flow Data
(Unaudited)

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Statement of cash flow data:
Cash flow provided by (used in):
Operating activities	$67,788	$200,334	$128,019	$268,122	$171,232
Investing activities	(101,199)	(23,744)	(42,208)	(124,943)	483,052
Financing activities	(15,223)	(132,561)	(32,014)	(147,784)	(619,486)
Other financial and operating data:
EBITDA(1)	$95,514	$84,833	$148,091	$180,347	$367,711
Adjusted EBITDA(1)	105,198	111,722	90,408	216,920	186,342

(1)
Earnings before interest, taxes, depreciation, depletion and amortization, or “EBITDA” represents net income adjusted to exclude interest expense, income taxes and depreciation, depletion and amortization. “Adjusted EBITDA” represents EBITDA adjusted to exclude other operating items impacting comparability, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash impairments of assets, stock-based compensation and income or losses from equity method investments. We have presented EBITDA and Adjusted EBITDA because they are a widely used measure by investors, analysts and rating agencies for valuations, peer comparisons and investment recommendations. In addition, these measures are used in covenant calculations required under our credit agreement, the indenture governing our 7.5% senior notes due September 15, 2018 ("2018 Notes"), and the indenture governing our 2022 Notes. Compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to us. Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others. EBITDA and Adjusted EBITDA are measures that are not prescribed by GAAP. EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities. As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures. The calculation of EBITDA and Adjusted EBITDA as presented herein differ in certain respects from the calculation of comparable measures in the EXCO Resources Credit Agreement, the indenture governing our 2018 Notes and the indenture governing our 2022 Notes.

EXCO Resources, Inc.
Consolidated Adjusted Net Income and Adjusted Net Income Reconciliations
(Unaudited)

	Three Months Ended						Six Months Ended
	June 30, 2014		March 31, 2014		June 30, 2013		June 30, 2014		June 30, 2013
(in thousands, except per share amounts)	Amount	Per share	Amount	Per share	Amount	Per share	Amount	Per share	Amount	Per share
Net income (loss), GAAP	$2,293		$(4,606)		$85,598		$(2,313)		$243,718
Adjustments:
Total net (gains) losses on derivatives	14,718		43,022		(55,246)		57,740		(11,732)
Cash receipts (payments) on derivative financial instruments	(14,659)		(19,810)		794		(34,469)		17,511
Impairment of oil and natural gas properties	—		—		—		—		10,707
Adjustments included in equity (income) loss	—		(1,749)		655		(1,749)		369
(Gain) loss on divestitures and other items impacting comparability	6,775		2,600		3,041		9,375		(181,345)
Deferred finance cost and discount on debt issuance amortization acceleration	3,099		372		—		3,471		3,535
Income taxes on above adjustments (1)	(3,973)		(9,774)		20,302		(13,747)		64,382
Adjustment to deferred tax asset valuation allowance (2)	(917)		1,842		(34,239)		925		(97,487)
Total adjustments, net of taxes	5,043		16,503		(64,693)		21,546		(194,060)
Adjusted net income	$7,336		$11,897		$20,905		$19,233		$49,658

Net income (loss), GAAP (3)	$2,293	$0.01	$(4,606)	$(0.02)	$85,598	$0.40	$(2,313)	$(0.01)	$243,718	$1.13
Adjustments shown above (3)	5,043	0.02	16,503	0.07	(64,693)	(0.30)	21,546	0.08	(194,060)	(0.90)
Dilution attributable to share-based payments (4)	—	—	—	—	—	—	—	—	—	—
Adjusted net income	$7,336	$0.03	$11,897	$0.05	$20,905	$0.10	$19,233	$0.07	$49,658	$0.23

Common stock and equivalents used for earnings per share (EPS):
Weighted average common shares outstanding	270,492		260,716		214,788		265,631		214,786
Dilutive stock options	—		—		437		—		—
Dilutive restricted shares	734		257		798		515		561
Shares used to compute diluted EPS for adjusted net income	271,226		260,973		216,023		266,146		215,347

(1)	The assumed income tax rate is 40% for all periods.

(2)	Deferred tax valuation allowance has been adjusted to reflect the assumed income tax rate of 40% for all periods.

(3)	Per share amounts are based on weighted average number of common shares outstanding.

(4)	Represents dilution per share attributable to common share equivalents from in-the-money stock options and dilutive restricted shares calculated in accordance with the treasury stock method.

EXCO Resources, Inc.
Consolidated Cash Flow from Operations before Working Capital Changes and Other Operating Items Impacting Comparability and Reconciliations
(Unaudited)

	Three Months Ended			Six Months Ended
(in thousands)	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Cash flow from operations, GAAP	$67,788	$200,334	$128,019	$268,122	$171,232
Net change in working capital	9,920	(108,932)	(53,585)	(99,012)	(18,595)
Other operating items impacting comparability	6,775	2,600	2,353	9,375	5,005
Cash flow from operations before changes in working capital and other operating items impacting comparability, non-GAAP measure (1)	$84,483	$94,002	$76,787	$178,485	$157,642

(1)
Cash flow from operations before working capital changes and other operating items impacting comparability is presented because management believes it is a useful financial indicator for companies in our industry. This non-GAAP disclosure is widely accepted as a measure of an oil and natural gas company’s ability to generate cash used to fund development and acquisition activities and service debt or pay dividends. Cash flow from operations before changes in working capital is not a measure of financial performance pursuant to GAAP and should not be used as an alternative to cash flows from operating, investing, or financing activities. Other operating items impacting comparability have been excluded as they do not reflect our on-going operating activities.

EXCO Resources, Inc.
Summary of Operating Data
(Unaudited)

	Three Months Ended		%	Three Months Ended		%	Six Months Ended		%
	June 30, 2014	March 31, 2014	Change	June 30, 2014	June 30, 2013	Change	June 30, 2014	June 30, 2013	Change
Production:
Oil (Mbbls)	579	593	(2)%	579	50	1,058%	1,172	152	671%
Natural gas (Mmcf)	31,006	32,722	(5)%	31,006	37,695	(18)%	63,728	77,288	(18)%
Natural gas liquids (Mbbls)	65	59	10%	65	43	51%	124	125	(1)%
Total production (Mmcfe) (1)	34,870	36,634	(5)%	34,870	38,253	(9)%	71,504	78,950	(9)%
Average daily production (Mmcfe)	383	407	(6)%	383	420	(9)%	395	436	(9)%
Average sales price (before cash settlements of derivative financial instruments):
Oil (per Bbl)	$96.81	$88.25	10%	$96.81	$90.48	7%	$92.48	$84.59	9%
Natural gas (per Mcf)	4.04	4.40	(8)%	4.04	3.83	5%	4.22	3.51	20%
Natural gas liquids (per Bbl)	27.42	35.92	(24)%	27.42	33.98	(19)%	31.46	36.43	(14)%
Natural gas equivalent (per Mcfe)	5.25	5.42	(3)%	5.25	3.93	34%	5.33	3.65	46%
Costs and expenses (per Mcfe):
Oil and natural gas operating costs	$0.45	$0.51	(12)%	$0.45	$0.31	45%	$0.48	$0.32	50%
Production and ad valorem taxes	0.21	0.21	—%	0.21	0.10	110%	0.21	0.12	75%
Gathering and transportation	0.75	0.67	12%	0.75	0.61	23%	0.71	0.61	16%
Depletion	1.89	1.85	2%	1.89	1.19	59%	1.87	1.07	75%
Depreciation and amortization	0.04	0.04	—%	0.04	0.05	(20)%	0.04	0.05	(20)%
General and administrative	0.56	0.47	19%	0.56	0.69	(19)%	0.52	0.56	(7)%

(1)	Mmcfe is calculated by converting one barrel of oil or natural gas liquids into six Mcf of natural gas.